EXHIBIT 10.161

Agreement for Consulting Services

This agreement ("Agreement") for Consulting Services is made and effective April 22, 2002, by and between Summit Venture Partners, LLC ("Firm") and USURF America, Inc. ("Client").

1. Purpose.

Client retains Firm to represent Client, and Firm agrees to provide consulting services according to the terms set forth in this Agreement.

2. Subject Matter.

The Firm will represent Client with respect to the following matters: Firm will assist Client in development of a business plan with the primary objective of raising necessary capital investment to launch a proposed product/service. Specific services to include completion of market analysis, completion of financial business model, creation of presentation financial reports, completion of business plan, and assistance in creating investor presentation.

3. Other Matters.

This Agreement contemplates that Firm will provide specific services to Client only with respect to the matters described above. Any other matters, except those, incidental to, and necessarily related to the covered matters, shall not be performed by the Firm without the prior written authorization of Client.

4. Fees.

A. Client agrees to pay the Firm for consulting services at the following hourly rates:

Services Performed By Rate per Hour

Peter N. Kopp, II $0.00 per hour

B. The hourly rates in subsection A. above are subject to change from time to time. Firm agrees to notify Client in writing at least thirty (30) days before the effective date of any change in the above rates.

C. The applicable hourly rates shall apply to all of the services to be provided pursuant to this Agreement unless otherwise agreed in advance by Client and Firm. For example, Client and Firm may agree that specific services or a particular project will be provided by Firm at a fixed charge.

D. Firm agrees to provide a statement to Client bi-weekly for services that have been performed or if any amount is owed by Client. Firm's statements shall reflect at least the following information: date the services were performed; name of company or individual performing the services; brief description of services performed; time spent performing the services; the charge for each service item. The minimum unit for billing any services shall be one quarter (0.25) of one hour.

E. Client agrees to issue to Firm unrestricted, free-trading shares of Client's common stock equal to 250,000 shares ("Shares"). Firm is deemed to be the holder of record of the Shares issuable upon performance of consulting services pursuant to terms and conditions of the Agreement, notwithstanding that the stock transfer books of the Client may then be closed or that certificates representing such Shares may not have been prepared or actually delivered to Firm.

F. Client hereby agrees that at all times prior to the distribution of shares, it will have authorized and will reserve and keep available for issuance and delivery to the Firm that number of Shares of its common stock that may be required from time to time for issuance and delivery upon the earning of Shares by the Firm.

G. Client hereby agrees to issue and deliver the appropriate Shares upon the completion of all consulting services pursuant to the terms and conditions of the Agreement.

H. All invoices submitted by Firm are considered due and payable by Client upon receipt. All outstanding invoice amounts not received by Firm within ten (10) days of the invoice date are considered past due. Client agrees to pay to Firm interest fees calculated as 0.05% per day (18% per annum) on all balances past due.

5. Costs and Expenses.

Client shall be responsible for the following additional out-of-pocket expenses of Firm: long distance phone calls, delivery services, professional printing/photocopy charges, and reasonable and necessary travel expenses. These items shall be billed at Firm's direct cost without markup. All costs and expenses are subject to interest fees on all amounts past due as set forth in section 4-H.

6. No Guarantee.

Firm agrees to use its best efforts to perform all services in a professional, diligent, business-like manner for Client. However, Client recognizes that Firm cannot guarantee a particular result or outcome of any matter.

7. Termination of Services.

Firm may terminate this Agreement and its representation of Client if Client is in breach of any of its obligations in this Agreement or if the Firm is required to withdraw from representation of Client in accordance of the rules of professional conduct applicable to Firm. Client may terminate this Agreement at any time subject to Client's obligation to pay Firm for services rendered pursuant to this Agreement.

8. Notices.

Any notice under this Agreement shall be effectively given upon deposit in the United States mail, postage prepaid, or by recognized overnight delivery service, and addressed as follows (or at such change of address given by one party to the other in writing after the date hereof):

If to Firm: Summit Venture Partners, LLC

2687 West Bitterroot Place

Highlands Ranch, Colorado 80129

If to Client: USURF America, Inc.

2107 Ridge Plaza

Castle Rock, CO 80104

9. No Assignment.

The parties agree that neither party may assign or transfer any rights and obligations under this Agreement, directly or indirectly except upon the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

10. Costs of Enforcement.

All costs and expenses incurred by a party (including but not limited to attorneys' fees) in any actions to enforce any claim under this Agreement shall be paid by the party who does not prevail as to such claim.

11. Governing Law.

The laws of the State of Colorado shall govern this Agreement and both parties agree that the exclusive venue for any related litigation shall be the State and Federal Courts located in Denver, Colorado.

12. Severability.

In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall remain in effect and be binding upon the parties.

13. Final Agreement.

This Agreement includes the entire understanding and agreement between Client and Firm on the subject matter hereof. This Agreement may be modified only by another writing signed by both Client and Firm.

14. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Client

/s/ DOUGLAS O. MCKINNON Date: 4/26/02

by: Doug McKinnon

title: CEO

Summit Venture Partners, LLC

/s/ PETER N. KOPP, II Date: 4/26/02

Peter N. Kopp, II

Principal